Exhibit 16.2




January 18, 2007



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re: Union Dental Holdings, Inc.


     We have read the statements that we understand Union Dental Holdings, Inc., will include under Item 4 of the Form 8-KA-1 report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.



Yours truly,

/s/Kramer Weisman and Associates LLP

Kramer Weisman and Associates LLP